EXHIBIT 21.1

CAREPAYMENT TECHNOLOGIES, INC. SUBSIDIARIES

CarePayment Technologies, Inc. currently has three subsidiaries:

Name:  Moore Electronics, Inc.
State of Incorporation:  Oregon
Name under which subsidiary does business:  Moore Electronics, Inc.

Name:  CP Technologies, LLC
State of Incorporation:  Oregon
Name under which subsidiary does business:  CP Technologies, LLC

Name:  Vitality Financial, Inc.
State of Incorporation:  Delaware
Name under which subsidiary does business:  Vitality Financial, Inc.